As filed with the Securities and Exchange Commission on October 28, 2025

Registration No. 333-286639

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-286639)

TO

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ADAPTIMMUNE THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

60 Jubilee Avenue,
Milton Park Abingdon, Oxfordshire OX14 4RX
United Kingdom
(44) 1235 430000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ADAPTIMMUNE LLC
351 Rouse Boulevard,
The Navy Yard Philadelphia, PA 19112
(215) 825 9260

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David S. Bakst, Esq.
Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020
Telephone: (212) 506-2500
Facsimile: (212) 849-5551
Facsimile: (44) 1235 430001

Adrian Rawcliffe,
Chief Executive Officer Adaptimmune Therapeutics plc
60 Jubilee Avenue,
Milton Park Abingdon,
Oxfordshire, OX14 4RX United Kingdom
Telephone: (44) 1235 430000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Adaptimmune Therapeutics plc, a public limited company incorporated under the laws of England and Wales (the “Company”), is filing this post-effective amendment (the “Post-Effective Amendment”) to the following Registration Statement on Form S-3 (the “Registration Statement”), which has been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister:

1.	Any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement on Form S-3 (File No. 333-286639), filed with the SEC on April 18, 2025, registering an indeterminate number of American Depositary Shares (“ADSs”), par value £0.001 per share, Warrants, Units, or any combination of the foregoing, having an aggregate initial public offering price not to exceed $400 million.

On October 20, 2025, the Company announced its intention to apply for the voluntary delisting of its ADSs, each representing six ordinary shares, from the Nasdaq Capital Market and the voluntary deregistration from the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC. In connection with the Company’s voluntary decision to delist and deregister its ADSs, the Company has terminated any and all offerings pursuant to the Registration Statement. Accordingly, this filing is made pursuant to an undertaking made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering. The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Oxfordshire, England on October 28, 2025.

ADAPTIMMUNE THERAPEUTICS PLC

By:	/s/ Adrian Rawcliffe
	Name:	Adrian Rawcliffe
	Title:	Chief Executive Officer

No other person is required to sign the Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.